Alteon	6 Campus Drive • Parsippany, NJ • 07054 (201) 934-5000• Fax: (201) 934-8880

FOR IMMEDIATE RELEASE	Contact: Investor Relations
201-818-5537

ALTEON ANNOUNCES RECEIPT OF $3 MILLION IN PRIVATE SECURED
CONVERTIBLE DEBT AND WARRANT FINANCING

Parsippany, N.J., January 12, 2007 -- Alteon Inc. (AMEX: ALT) announced today that it has entered into a definitive agreement with institutional investors that are experienced in the biotechnology industry under which the Company has issued $3 million principal amount of its 8% convertible secured notes and warrants to purchase 25,734,453 shares of its common stock.

The notes will automatically be converted into any security that is issued by Alteon to the investors and other potential investors in connection with a proposed private preferred stock and warrant financing of up to $20 million that is currently being negotiated. The closing of any such additional financing, which the Company anticipates will be done at a discount from the market price, will be subject to stockholder approval. At the election of the investor, the notes may also be converted into any other security that is issued by Alteon as part of a financing completed with any other investors prior to May 31, 2007. If the notes have not been converted by May 31, 2007, Alteon will be required to repay the investor $4 million on such date in satisfaction of its obligations under the notes. In addition, if such conversion has not occurred by May 31, 2007, Alteon will pay the investors a fee of 15% of amounts received as part of any financing, sale or licensing transactions that are consummated by the Company prior to June 30, 2008, subject to a cap on such fee of $2 million. The notes may be repaid either in cash or in shares of Alteon’s common stock, at the investors’ option.

The notes are secured by a first priority security interest in all of Alteon’s assets. The common stock purchase warrants will be exercisable starting on May 31, 2007 for a period of five years from January 11, 2007 at an exercise price of $0.01 per share, unless the notes are converted as described above in which case the warrants will expire on the date of conversion.

Rodman and Renshaw served as placement agent for the transaction. Alteon intends to use the proceeds of the financing to fund the Company’s operations and ongoing clinical and preclinical development programs.

The securities described in this announcement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Alteon

Alteon is a product-based biopharmaceutical company engaged in the development of small molecule drugs to treat and prevent the inflammatory aspects of cardiovascular disease and diabetes. The Company has identified several promising product candidates that it believes represent novel approaches to some of the largest pharmaceutical markets.

Alagebrium, a product of Alteon's drug discovery and development program, is being developed for the treatment of diastolic heart failure. This disease represents a rapidly growing market of unmet medical need, particularly common among diabetic patients. Alagebrium has demonstrated relevant clinical activity in two Phase 2 clinical trials in heart failure, as well as in animal models of heart failure and nephropathy, among others. Alagebrium has been tested in approximately 1,000 patients in multiple Phase 1 and Phase 2 clinical trials, which represents a sizeable human safety database.

The Company's portfolio also includes orally bioavailable, organoselenium mimics of glutathione peroxidase that metabolize lipid peroxides and have the potential to limit myocardial damage subsequent to a myocardial infarction. Alteon's lead compound for that program, ALT-2074, is in Phase 2 clinical trials. The Company also has rights to a diagnostic assay that identifies a large subset of diabetic patients at highest risk for cardiovascular complications, because of a defect in oxidized lipid metabolism that results in increased cardiovascular inflammation. For more detailed information about Alteon's research and development, please visit Alteon's website at www.alteon.com.

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Any statements contained in this press release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties including, but not limited to, the risk that the potential preferred stock financing described in this press release will not be completed in a timely manner or at all, and other risks identified in Alteon's filings with the Securities and Exchange Commission. Further information on risks faced by Alteon are detailed under the caption "Risk Factors" in Alteon's Annual Report on Form 10-K for the year ended December 31, 2005 and in its subsequent Quarterly Reports on Form 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. The information contained in this press release is accurate as of the date indicated. Actual results, events or performance may differ materially. Alteon undertakes no obligation to publicly release the result of any revision to these forward- looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.